UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2011

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2011, AVI BioPharma, Inc. (the “Company”) announced via press release that the Company’s board of directors (the “Board”) appointed Peter S. Linsley, Ph.D., as Senior Vice President and Chief Scientific Officer of the Company, effective May 1, 2011.

Dr. Linsley, age 59, was Chief Scientific Officer of Regulus Therapeutics Inc. from February 2008 to October 2010. Regulus is a biopharmaceutical company created as a joint venture of Alnylam Pharmaceuticals, Inc., and Isis Pharmaceuticals, Inc., to focus on the discovery and development of drug candidates that target microRNAs. While at Regulus, Dr. Linsley led the company’s research and development efforts and built a scientific base for some of the first strategic transactions in the microRNA therapeutic arena. From July 2001 to January 2008, he was Executive Director of Cancer Biology at Merck Research Laboratories, where he led efforts to implement RNA interference technologies that culminated in Merck’s 2007 acquisition of Sirna Therapeutics, Inc. Dr. Linsley originally joined Merck in 2001 when the company acquired Rosetta Inpharmatics, LLC. Dr. Linsley joined Rosetta in September 1997 and held a variety of positions, including Vice President of Research and Development. Prior to Rosetta, Dr. Linsley was at Bristol-Myers Squibb from September 1983 to April 1997. While at Bristol-Myers Squibb, he held several positions, including Director of Immunology, and co-discovered the co-stimulatory pathway, a discovery that yielded the immunomodulatory drugs abatacept (Orencia) and belatacept and, most recently, the anticancer drug ipilimumab (Yervoy). Dr. Linsley earned his bachelor’s degree in Biology from Auburn University in 1973, where he graduated magna cum laude, and earned his Ph.D. in June 1980 at the Molecular Biology Institute of the University of California, Los Angeles. Dr. Linsley conducted postdoctoral research in the department of Genetics at the Hospital for Sick Children in Toronto. Dr. Linsley has participated on the editorial boards of several scientific journals, including the Journal of Immunology, and has published more than 200 scientific articles and has led discoveries that are protected by more than 35 issued U.S. patents.

Pursuant to the offer letter, dated as of March 25, 2011, by and between the Company and Dr. Linsley (the “Offer Letter”), he is entitled to a base annual salary of $364,000 and is eligible to receive an annual bonus of up to 35% of his annual base salary, or $127,400, upon achievement of performance objectives determined by the Board or its delegate. The maximum annual bonus Dr. Linsley will be eligible to receive is up to 150% of his annual target bonus, or $191,100. Dr. Linsley will also receive an initial sign-on bonus of $175,000 payable within 30 days of the commencement of his employment, which must be repaid if he terminates his employment with the Company for any reason on or before May 1, 2012.

In accordance with the Offer Letter, Dr. Linsley will be granted an option to purchase 800,000 shares of the Company’s common stock at the first regular or special meeting of the compensation committee of the Board following commencement of his employment on May 1, 2011 at an exercise price equal to the last reported sale price of the Company’s common stock on the date of grant. The Option will be made as an “inducement” grant outside of the Company’s 2002 Equity Incentive Plan. One-fourth of the shares underlying Dr. Linsley’s option will vest on May 1, 2012 and 1/48th of the shares underlying Dr. Linsley’s option will vest on each monthly anniversary of the commencement of his employment thereafter, such that the shares underlying the option will be fully vested on May 1, 2015, in each case subject to Dr. Linsley’s employment on such anniversary dates. In addition, the vesting of some or all of the shares underlying the option will accelerate in connection with certain customary events, such as a change in control of the Company or termination of Dr. Linsley’s employment without cause. Dr. Linsley will also be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally and will be eligible for four weeks of paid vacation, which vacation will be fully accrued on the commencement of his employment.

Dr. Linsley will be reimbursed for documented relocation and corporate housing expenses that are incurred within six months of the commencement of his employment up to a maximum of $30,000 in the aggregate, all of which must be repaid if Dr. Linsley terminates his employment with the Company for any reason on or before May 1, 2012.

The Offer Letter also specifies that if Dr. Linsley’s employment is terminated for reasons other than “cause,” death or disability, then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 12 months from the date of termination, accelerated vesting on 50% of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. The Offer Letter defines “cause” as (i) an act of dishonesty made by Dr. Linsley in connection with his responsibilities as an employee, (ii) Dr. Linsley’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Dr. Linsley’s gross misconduct, (iv) Dr. Linsley’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (v) Dr. Linsley’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Dr. Linsley’s continued failure to perform his employment duties after he has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Also, the Offer Letter specifies that if, upon or within 12 months following a “change of control” (as defined in the Company’s 2002 Equity Incentive Plan) Dr. Linsley is terminated for reasons other than “cause,” death or disability or he resigns for “good reason,” then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 24 months from the date of termination, accelerated vesting on all of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. As defined in the Offer Letter, “good reason” means the termination by Dr. Linsley upon the occurrence of any of the below described events. Dr. Linsley must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no good reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, Dr. Linsley must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a good reason termination are: (i) the assignment of a different title or change that results in a material reduction in Dr. Linsley’s duties or responsibilities; (ii) a material reduction by the Company in Dr. Linsley’s base compensation, other than a reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, the Company may take into account factors such as market levels of compensation, Dr. Linsley’s overall performance, and other factors reasonably considered by the Board or its compensation committee, so long as such determination is not made in bad faith with the intent to discriminate against Dr. Linsley; or (iii) relocation of Dr. Linsley’s principal place of business of greater than seventy-five (75) miles from its then location.

If the severance and other benefits provided in the Offer Letter or otherwise payable to Dr. Linsley would be subject to the golden parachute excise tax, then, Dr. Linsley’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Dr. Linsley on an after-tax basis.

The Company and Dr. Linsley expect to enter into an employment agreement that will embody the terms of and supersede the Offer Letter. Such employment agreement will have a term of two years, and will be terminable at will by either the Company or Dr. Linsley. The employment agreement will also require Dr. Linsley not to compete, either directly or indirectly, with the Company while employed by the Company and until the later of the date he terminates his employment with the Company and the date he no longer receives the severance benefits set forth above. The employment agreement will also require Dr. Linsley not to solicit the Company’s employees to leave their employment with the Company during and for two years following the term of his employment.

In connection with his appointment, Dr. Linsley will enter into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press release of the Company announcing Dr. Linsley’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Also, Mr. Paul Medeiros, the Company’s Senior Vice President of Business Development, Chief Business Officer and Secretary, will cease to be an employee of the Company effective June 1, 2011.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated March 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: March 28, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated March 28, 2011.